SUB-ITEM 77D

                          MFS VARIABLE INSURANCE TRUST

The MFS Bond Series added disclosure regarding U.S. government securities policy and risk and emerging markets risk; Investors Trust Series added over-the-counter risk; Money Market Series added other short-term obligation, U.S. government security and municipal security policy and risk; and the MFS New Discovery Series added foreign security risk; each is a series of MFS Variable Insurance Trust, as described the Post-Effective Amendment No. 19 to the Registration Statement (File Nos. 33-74668 and 811-8326), as filed with the Securities and Exchange Commission via EDGAR on February 27, 2004 under Rule 485 under the Securities Act of 1933. Such document is incorporated herein by reference.